Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated December 23, 2019, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

SYNTHORX, INC.

at

$68.00 PER SHARE, NET IN CASH

Pursuant to the Offer to Purchase dated December 23, 2019

by

THUNDER ACQUISITION CORP.

a wholly owned indirect subsidiary

of

SANOFI

Thunder Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned indirect subsidiary of Sanofi, a French société anonyme (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Synthorx, Inc., a Delaware corporation (the “Company”), at a purchase price of $68.00 per Share in cash (the “Offer Price”), without any interest thereon and net of any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 23, 2019, and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”). Stockholders of record who tender directly to Continental Stock Transfer & Trust Company (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as may be set forth in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., EASTERN TIME, ON JANUARY 22, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 7, 2019 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that, unless otherwise agreed by the Company, Parent and Purchaser, at 8:00 a.m., Eastern Time, on the same date as the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (i) Shares owned by Purchaser, Parent, or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time, (ii) Shares owned by the Company (or held in the Company’s treasury), (iii) Shares irrevocably accepted for purchase in the Offer or (iv) Shares held by any stockholder who is entitled to demand appraisal and has properly exercised and perfected a demand for appraisal of such Shares pursuant to, and who has complied in all respects with, Section 262 of the DGCL and who, as of the Effective Time, has neither effectively withdrawn nor lost such stockholder’s rights to such appraisal and payment under the DGCL with respect to such Shares) will be converted into the right to receive an amount in cash equal to the Offer Price, without any interest thereon and net of any applicable withholding taxes.

The Offer is not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (i) the Minimum Condition (as defined below); (ii) the Regulatory Condition (as defined in the Offer to Purchase); (iii) the accuracy of the Company’s representations and warranties set forth in the Merger Agreement as of specified times, and the performance of the Company’s covenants set forth in the Merger Agreement, in each case, to specified standards of materiality; and (iv) no Material Adverse Effect (as defined in the Offer to Purchase) having occurred that is continuing. The “Minimum Condition” means that the number of Shares validly tendered and not validly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)), together with any Shares owned by Parent or any of its wholly owned subsidiaries, represents one more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer.

The term “Expiration Date” means January 22, 2020, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date.

The Board of Directors of the Company has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders; (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; (iii) agreed that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL; and (iv) resolved to recommend that the stockholders of the Company tender their Shares to Purchaser pursuant to the Offer.

The Merger Agreement provides that, subject to the parties’ respective termination rights in the Merger Agreement, Purchaser will (and Parent will cause Purchaser to) extend the Offer: (i) for any period required by any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (as defined in the Offer to Purchase), or any interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or NASDAQ Global Select Stock Market (“NASDAQ”) applicable to the Offer; (ii) for periods of up to ten (10) business days per extension until the Regulatory Condition has been satisfied; and (iii) in Purchaser’s discretion or at the Company’s request if, as of any then-scheduled Offer Expiration Time (as defined in the Offer to Purchase), the Minimum Condition or any of the other Offer Conditions is not satisfied and has not been waived by Parent or Purchaser (to the extent permitted under the Merger Agreement) on one or more occasions in consecutive increments of up to ten (10) business days each in order to permit the satisfaction of such Offer Conditions. Without the Company’s written consent, Purchaser will not, and without Parent’s written consent, Purchaser will not be required to, extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement in accordance therewith and (y) the first business day immediately following the End Date. The “End Date” means June 4, 2020.

If the Offer is consummated, Purchaser will not seek the approval of the Company’s remaining stockholders before effecting the Merger. Parent, Purchaser and the Company have elected to have the Merger Agreement and the transactions contemplated thereby governed by Section 251(h) of the DGCL and agreed that, subject to the satisfaction or waiver of certain conditions, the Merger will be effected at 8:00 a.m., Eastern Time, on the same date as the consummation of the Offer (unless otherwise agreed by the Company, Parent and Purchaser). Under Section 251(h) of the DGCL, the consummation of the Merger does not require a vote or action by written consent of the Company’s stockholders.

The Merger Agreement provides, among other things, that, without the prior written consent of the Company, Purchaser will not (A) decrease the Offer Price; (B) change the form of consideration payable in the Offer; (C) decrease the maximum number of Shares sought to be purchased in the Offer; (D) impose conditions or requirements to the Offer in addition to the Offer Conditions; (E) amend or modify any of the Offer Conditions or any other terms or conditions of the Merger Agreement in a manner that adversely affects, or could reasonably be expected to adversely affect, any holder of Shares or that could, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement; (F) change or waive the Minimum Condition; (G) extend or otherwise change the Offer Expiration Time in a manner other than as required or permitted by the Merger Agreement; or (H) provide any “subsequent offering period” within the meaning of Rule 14d-11under the Exchange Act.

Except as set forth above, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, Purchaser expressly reserves the right to waive any Offer Condition at any time and from time to time, to increase the Offer Price and to make any other changes in the terms and conditions of the Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not validly withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Parent and Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will Parent or Purchaser pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making such payment.

In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase and (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and such other documents.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Offer Expiration Time. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after February 21, 2020 if Purchaser has not accepted them for payment by the end of February 21, 2020. For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with

(except in the case of Shares tendered by an “eligible institution”) signatures guaranteed by an eligible institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery, or other identification to the Depositary, of Share Certificates, the serial numbers shown on the Share Certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase at any time prior to the Offer Expiration Time.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company provided Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash by a holder of Shares pursuant to the Offer or the Merger will be a taxable transaction to U.S. stockholders for U.S. federal income tax purposes. See Section 5 of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. Stockholders should consult with their own tax advisor to determine the particular tax consequences to them of the Offer and the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions or requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

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